EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record EPS in its Fiscal 2022 Fourth Quarter and Announces its Fiscal 2023 EPS Guidance

•Sales for the quarter increased 5.8 percent. Organic sales increased 9.0 percent.
•Gross profit margin increased to 50.4 percent in the fourth quarter of F’22 compared to 48.2 percent in the fourth quarter of F’21.
•Diluted EPS increased 52.8 percent to an all-time high of $0.81 in the fourth quarter of fiscal 2022 compared to $0.53 in the same quarter of the prior year. Diluted EPS Excluding Certain Items* increased 16.0 percent to an all-time record high of $0.87 in the fourth quarter of fiscal 2022 compared to $0.75 in the same quarter of the prior year.
•During the quarter and year ended July 31, 2022, we returned $35.5 million and $155.2 million, respectively, to our shareholders in the form of dividends and share repurchases.
•Diluted EPS guidance for the year ending July 31, 2023 was announced at a range of $3.13 to $3.43 on a GAAP basis, and a range of $3.30 to $3.60 on a non-GAAP basis. This GAAP EPS guidance range is an increase of 7.9 percent to 18.3 percent compared to GAAP EPS of $2.90 for the year ended July 31, 2022.

MILWAUKEE (September 1, 2022) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2022 fourth quarter ended July 31, 2022.

Quarter Ended July 31, 2022 Financial Results:
Sales for the quarter ended July 31, 2022 increased 5.8 percent, which consisted of an organic sales increase of 9.0 percent, an increase of 2.5 percent from acquisitions and a decrease of 5.7 percent from foreign currency translation. Sales for the quarter ended July 31, 2022 were $324.0 million compared to $306.1 million in the same quarter last year. By segment, sales increased 9.6 percent in Identification Solutions and decreased 5.7 percent in Workplace Safety, which consisted of an organic sales increase of 10.8 percent in Identification Solutions and an organic sales increase of 3.3 percent in Workplace Safety.
Income before income taxes and losses of unconsolidated affiliate increased 29.7 percent to $54.0 million for the quarter ended July 31, 2022, compared to $41.6 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended July 31, 2022, which was adjusted for amortization expense of $3.7 million, was $57.7 million, an increase of 19.2 percent compared to the fourth quarter of last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended July 31, 2021, which was adjusted for non-recurring acquisition-related charges of $3.7 million and amortization expense of $3.0 million, was $48.4 million.

Net income for the quarter ended July 31, 2022 was $41.1 million compared to $28.0 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.81 for the fourth quarter of fiscal 2022, compared to $0.53 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended July 31, 2022 was $43.9 million and Diluted EPS Excluding Certain Items* for the quarter ended July 31, 2022 was $0.87. Net Income Excluding Certain Items* for the quarter ended July 31, 2021 was $39.3 million, and Diluted EPS Excluding Certain Items* for the quarter ended July 31, 2021 was $0.75.

Year Ended July 31, 2022 Financial Results:
Sales for the year ended July 31, 2022 increased 13.7 percent, which consisted of an organic sales increase of 9.4 percent, an increase of 6.9 percent from acquisitions and a decrease of 2.6 percent from foreign currency translation. Sales for the year ended July 31, 2022 were $1.30 billion compared to $1.14 billion in the same period last year. By segment, sales increased 20.1 percent in Identification Solutions and decreased 4.0 percent in Workplace Safety, which consisted of an organic sales increase of 12.8 percent in Identification Solutions and flat organic sales in Workplace Safety.
Income before income taxes and losses of unconsolidated affiliate increased 12.3 percent to $192.0 million for the year ended July 31, 2022, compared to $171.0 million in the same period last year. Income Before Income Taxes Excluding Certain Items* for the year ended July 31, 2022 was $208.8 million, an increase of 14.8 percent compared to the same period of last year. Income Before Income Taxes Excluding Certain Items* for the year ended July 31, 2022 was adjusted for non-recurring charges primarily to streamline the cost structure of our Workplace Safety business of $1.8 million and amortization expense of $15.0 million. Income Before Income Taxes Excluding Certain Items* for the prior year ended July 31, 2021, which was adjusted for non-recurring acquisition-related charges of $3.7 million and amortization expense of $7.1 million, was $181.8 million.
Net income for the year ended July 31, 2022 was $150.0 million compared to $129.7 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $2.90 for the year ended July 31, 2022, compared to $2.47 in the same period last year. Net Income Excluding Certain Items* for the year ended July 31, 2022 was $162.7 million and Diluted EPS Excluding Certain Items* for the year ended July 31, 2022 was $3.15. Net Income Excluding Certain Items* for the year ended July 31, 2021 was $144.0 million, and Diluted EPS Excluding Certain Items* for the year ended July 31, 2021 was $2.75.

Commentary:
“This quarter, we generated an all-time record high EPS, capping off Brady’s best earnings year ever. For the full year ended July 31, 2022, we earned GAAP EPS of $2.90, which was a 17.4 percent increase over the previous year, which was also a record,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “Our Identification Solutions segment is performing very well, with strong organic sales growth and a robust pipeline of new products, including products that position us well to help our customers become more efficient, thus taking advantage of the global trend towards increased factory automation. In our Workplace Safety segment, the actions we took to simplify our product offering, to streamline our cost structure, and to improve our price competitiveness resulted in another strong quarter. Segment profit increased by more than 65 percent in our Workplace Safety segment this quarter. While we recognize that macro-economic challenges are clouding the global economic outlook, we are entering fiscal 2023 with positive momentum, a highly-engaged workforce, and a strong balance sheet, which we believe position us for future success.”
“Not only did we have total revenue growth of 13.7 percent and record EPS this year, we also used our strong balance sheet and cash generation to return funds to our shareholders in the form of share buybacks and increasing dividends. This year, we repurchased a total of 2.3 million shares for $109.2 million and we returned another $45.9 million to our shareholders in the form of dividends,” said Brady’s Chief Financial Officer, Aaron Pearce. “Even after returning more than $155 million to our shareholders this year, we were still in a net cash position of $19 million at July 31, 2022. We believe that we are well-positioned for the future, as we have built up inventory levels to ensure a steady supply of products to our customers and we have a solid balance sheet, which provides opportunities to drive shareholder value.”

Fiscal 2023 Guidance:
Brady expects GAAP earnings per diluted Class A Nonvoting Common Share to range from $3.13 to $3.43, which would be an increase of 7.9 percent to 18.3 percent over the GAAP earnings per diluted Class A nonvoting Common Share of $2.90 for the year ended July 31, 2022.
Brady also expects Diluted EPS Excluding Certain Items* to range from $3.30 to $3.60 for the year ending July 31, 2023, which would be an increase of 4.8 percent to 14.3 percent over Diluted EPS Excluding Certain Items* of $3.15 for the year ended July 31, 2022. Excluded from this Diluted EPS Excluding Certain Items* guidance is expected amortization expense equating to $0.17 per share for the year ending July 31, 2023.
Included in our fiscal 2023 guidance are a full-year income tax rate of approximately 20 percent and depreciation and amortization expense ranging from $32 million to $34 million. Capital expenditures are expected to approximate $32 million, which is inclusive of facility construction costs of approximately $10 million. Our fiscal 2023 guidance is based on foreign currency exchange rates as of July 31, 2022 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2022 fourth quarter and full year financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2022, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2022 sales were approximately $1.30 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of raw materials, labor and freight as well as material shortages and supply chain disruptions; adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2022.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
Net sales	$323,981	$306,130	$1,302,062	$1,144,698
Cost of goods sold	160,805	158,481	670,510	583,252
Gross margin	163,176	147,649	631,552	561,446
Operating expenses:
Research and development	15,753	13,167	58,548	44,551
Selling, general and administrative	94,507	93,680	379,992	349,768
Total operating expenses	110,260	106,847	438,540	394,319

Operating income	52,916	40,802	193,012	167,127

Other income (expense):
Investment and other income	1,587	961	244	4,333
Interest expense	(513)	(149)	(1,276)	(437)

Income before income taxes and losses of unconsolidated affiliate	53,990	41,614	191,980	171,023

Income tax expense	12,926	8,593	42,001	35,610

Income before losses of unconsolidated affiliate	41,064	33,021	149,979	135,413
Equity in losses of unconsolidated affiliate	—	(4,994)	—	(5,754)

Net income	$41,064	$28,027	$149,979	$129,659

Net income per Class A Nonvoting Common Share:
Basic	$0.82	$0.54	$2.92	$2.49
Diluted	$0.81	$0.53	$2.90	$2.47

Net income per Class B Voting Common Share:
Basic	$0.82	$0.54	$2.91	$2.48
Diluted	$0.81	$0.53	$2.89	$2.46

Weighted average common shares outstanding:
Basic	50,185	52,065	51,321	52,039
Diluted	50,437	52,611	51,651	52,409

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$114,069	$147,335
Accounts receivable, net of allowance for credit losses of $7,355 and $7,306, respectively	183,233	170,579
Inventories	190,023	136,107
Prepaid expenses and other current assets	10,743	11,083
Total current assets	498,068	465,104
Property, plant and equipment—net	139,511	121,741
Goodwill	586,832	614,137
Other intangible assets	74,028	92,334
Deferred income taxes	15,881	16,343
Operating lease assets	31,293	41,880
Other assets	21,719	26,217
Total	$1,367,332	$1,377,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,116	$82,152
Accrued compensation and benefits	76,764	81,173
Taxes, other than income taxes	12,539	13,054
Accrued income taxes	8,294	3,915
Current operating lease liabilities	15,003	17,667
Other current liabilities	61,458	59,623
Total current liabilities	255,174	257,584
Long-term debt	95,000	38,000
Long-term operating lease liabilities	19,143	28,347
Other liabilities	86,717	90,797
Total liabilities	456,034	414,728
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 46,370,708 and 48,528,45 shares, respectively (aggregate liquidation preference of $42,716)	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	345,266	339,125
Retained earnings	892,417	788,369
Treasury stock—4,890,779 and 2,733,242 shares, respectively of Class A nonvoting common stock, at cost	(217,856)	(109,061)
Accumulated other comprehensive loss	(109,077)	(55,953)
Total stockholders’ equity	911,298	963,028
Total	$1,367,332	$1,377,756

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2022	2021
Operating activities:
Net income	$149,979	$129,659
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,182	25,483
Stock-based compensation expense	10,504	10,098
Deferred income taxes	(1,645)	(8,965)
Equity in losses of unconsolidated affiliate	—	5,754
Other	1,197	(831)
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(25,330)	(12,614)
Inventories	(62,907)	7,298
Prepaid expenses and other assets	807	(4,498)
Accounts payable and accrued liabilities	6,826	58,283
Income taxes	4,836	(4,002)
Net cash provided by operating activities	118,449	205,665

Investing activities:
Purchases of property, plant and equipment	(43,138)	(27,189)
Acquisition of businesses, net of cash acquired	—	(243,983)
Other	67	2,580
Net cash used in investing activities	(43,071)	(268,592)

Financing activities:
Payment of dividends	(45,931)	(45,746)
Proceeds from exercise of stock options	1,082	1,765
Payments for employee taxes withheld from stock-based awards	(5,127)	(2,783)
Purchase of treasury stock	(109,229)	(3,593)
Proceeds from borrowing on credit facilities	243,716	101,957
Repayment of borrowing on credit facilities	(186,716)	(63,957)
Other	116	33
Net cash used in financing activities	(102,089)	(12,324)

Effect of exchange rate changes on cash and cash equivalents	(6,555)	4,943

Net decrease in cash and cash equivalents	(33,266)	(70,308)
Cash and cash equivalents, beginning of period	147,335	217,643

Cash and cash equivalents, end of period	$114,069	$147,335

Supplemental disclosures:
Cash paid during the period for:
Interest	$1,082	$373
Income taxes	33,834	46,852

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
NET SALES
ID Solutions	$253,156	$231,024	$1,010,883	$841,508
Workplace Safety	70,825	75,106	291,179	303,190
Total	$323,981	$306,130	$1,302,062	$1,144,698

SALES INFORMATION
ID Solutions
Organic	10.8%	24.5%	12.8%	3.7%
Acquisition	3.3%	6.9%	9.4%	1.5%
Currency	(4.5)%	3.6%	(2.1)%	2.0%
Total	9.6%	35.0%	20.1%	7.2%
Workplace Safety
Organic	3.3%	(12.7)%	0.0%	(3.8)%
Currency	(9.0)%	5.9%	(4.0)%	6.0%
Total	(5.7)%	(6.8)%	(4.0)%	2.2%
Total Company
Organic	9.0%	12.6%	9.4%	1.6%
Acquisition	2.5%	4.7%	6.9%	1.1%
Currency	(5.7)%	4.3%	(2.6)%	3.2%
Total	5.8%	21.6%	13.7%	5.9%

SEGMENT PROFIT
ID Solutions	$50,218	$42,420	$197,125	$169,238
Workplace Safety	9,323	5,647	23,240	22,754
Total	$59,541	$48,067	$220,365	$191,992
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	19.8%	18.4%	19.5%	20.1%
Workplace Safety	13.2%	7.5%	8.0%	7.5%
Total	18.4%	15.7%	16.9%	16.8%

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
Total segment profit	$59,541	$48,067	$220,365	$191,992
Unallocated amounts:
Administrative costs	(6,625)	(7,265)	(27,353)	(24,865)
Investment and other income	1,587	961	244	4,333
Interest expense	(513)	(149)	(1,276)	(437)
Income before income taxes and losses of unconsolidated affiliate	$53,990	$41,614	$191,980	$171,023

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes and losses of unconsolidated affiliate to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
Income before income taxes and losses of unconsolidated affiliate (GAAP measure)	$53,990	$41,614	$191,980	$171,023
Amortization expense	3,675	3,021	14,966	7,077
Other non-routine charges	—	—	1,841	—
Non-recurring acquisition transaction fees and other expenses	—	3,742	—	3,742
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$57,665	$48,377	$208,787	$181,842

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
Income tax expense (GAAP measure)	$12,926	$8,593	$42,001	$35,610
Amortization expense	873	720	3,545	1,734
Other non-routine charges	—	—	496	—
Non-recurring acquisition transaction fees and other expenses	—	689	—	689
Acquisition-related tax charges	—	(942)	—	(942)
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$13,799	$9,060	$46,042	$37,091

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
Net income (GAAP measure)	$41,064	$28,027	$149,979	$129,659
Amortization expense	2,802	2,301	11,421	5,343
Other non-routine charges	—	—	1,345	—
Non-recurring acquisition transaction fees and other expenses	—	3,053	—	3,053
Acquisition-related tax charges	—	942	—	942
Other-than-temporary impairment of unconsolidated affiliate	—	4,994	—	4,994
Net Income Excluding Certain Items (non-GAAP measure)	$43,866	$39,317	$162,745	$143,991

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2022	2021	2022	2021
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.81	$0.53	$2.90	$2.47
Amortization expense	0.06	0.04	0.22	0.10
Other non-routine charges	—	—	0.03	—
Non-recurring acquisition transaction fees and other expenses	—	0.06	—	0.06
Acquisition-related tax charges	—	0.02	—	0.02
Other-than-temporary impairment of unconsolidated affiliate	—	0.09	—	0.10
Diluted EPS Excluding Certain Items (non-GAAP measure)	$0.87	$0.75	$3.15	$2.75

Diluted EPS Excluding Certain Items Guidance:

	Fiscal 2023 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.13	$3.43
Amortization expense	0.17	0.17
Diluted EPS Excluding Certain Items (non-GAAP measure)	$3.30	$3.60